Exhibit 99

  Technitrol's Sequential-Quarter Earnings Growth Continues in Q203


    PHILADELPHIA--(BUSINESS WIRE)--July 21, 2003--Technitrol, Inc. (NYSE:TNL) reported net earnings according to U.S. Generally Accepted Accounting Principles (GAAP) of $6.0 million, or $.15 per diluted share, for its second fiscal quarter ended June 27, 2003, including after-tax restructuring charges totaling $0.4 million, or $.01 per share. The charges included employee severance and other expenses related to the company's effort to reduce costs and streamline operations.
    In the previous quarter, by comparison, GAAP net earnings were $2.6 million, or $.07 per diluted share, including after-tax restructuring charges totaling $3.0 million, or $.08 per share. In the second quarter of 2002, the company reported a GAAP net loss of $29.0 million, or $.75 per diluted share, including after-tax restructuring charges and asset re-valuations totaling approximately $30.1 million, or $.78 per share.
    Technitrol's consolidated second-quarter 2003 revenues were $125.7 million, compared with $122.5 million in the previous quarter and $106.2 million in the second quarter of 2002.
    Earnings before interest, taxes, depreciation and amortization (EBITDA, see the attached table "Non-GAAP Measures" defining this non-GAAP measure and reconciling it with GAAP net earnings) were $13.9 million in the second quarter of 2003, compared with $8.4 million in the previous quarter and negative ($35.6 million) in the second quarter of 2002, including pre-tax restructuring and other special items amounting to $0.5 million, $3.9 million and $43.1 million in each period, respectively.
    First and second-quarter 2003 revenues, earnings and EBITDA reflect contributions from the Eldor High Tech Wire Wound Components business (now Pulse-Eldor) since its acquisition on January 9, 2003.
    Net cash (cash and equivalents of $115.8 million less debt of $6.3 million) at June 27, 2003 was $109.5 million. Technitrol's capital spending in the second quarter of 2003 was approximately $1.8 million.

    Pulse

    Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. Pulse's second-quarter revenues were $71.8 million, compared with $67.9 million in the previous quarter and $53.9 million in the second quarter of 2002, which preceded the Pulse-Eldor acquisition. Operating profit, including pre-tax restructuring charges of $0.3 million for severance expenses and other special items, was $7.0 million in the second quarter, compared with $5.6 million (including similar restructuring items totaling $0.6 million) in the previous quarter and an operating loss of $39.4 million (including similar restructuring items and asset impairment charges totaling $41.0 million) in the second quarter of 2002.
    Pulse's sequential-quarter revenue increase was driven mainly by stronger demand in its networking, telecommunications and power conversion markets, partly offset by weaker sales of television transformers in Europe. Moderately weaker first-half demand followed by increasing strength in the second half is a seasonal pattern in the European television industry familiar to the Pulse-Eldor business. Growing unit volumes and stable revenues at Pulse indicate a continuation of the slow recovery in electronics markets overall. Pulse showed continued improvement in operating profit in the second quarter, reflecting the success of its cost reduction efforts, tempered somewhat by ongoing deflationary pressure on selling prices.

    AMI Doduco

    AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Revenues for the second quarter of 2003 were $53.9 million, compared with $54.7 million in the first quarter and $52.3 million in the second quarter of 2002. Comparisons with each prior period were affected by a positive translation effect of a stronger euro versus the dollar in the most recent quarter. AMI Doduco's second-quarter operating profit, including pre-tax severance expense of $0.2 million, was $0.8 million, compared with operating losses of $2.8 million and $1.4 million, including severance and related charges amounting to $3.3 million and $2.1 million, in the first quarter of 2003 and the second quarter of 2002, respectively.
    AMI Doduco's markets continue to be affected by weak economic conditions worldwide, particularly in Europe. Commercial and industrial markets, including non-residential construction and industrial controls related to capital spending levels, remained quite weak, while consumer-driven markets such as automotive, appliances and residential construction, fared somewhat better.
    AMI Doduco's second-quarter profitability was negatively affected by low production volumes, resulting in poor fixed cost absorption. The effort to improve utilization and market share has gained momentum, while programs to reduce manufacturing costs and expand operations in lower-cost areas, most notably, China, remain a top priority and continue to deliver operating improvements.

    2003 Outlook

    At this time, Technitrol sees no reason to amend its 2003 full-year outlook for revenues and earnings as updated on May 21, 2003. At that time, the company said it expected fiscal 2003 revenues of up to $275 million at Pulse and $225 million at AMI Doduco, with consolidated earnings in the range of $.60 to $.68 per diluted share, excluding restructuring charges.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-Q report for the quarter ended March 28, 2003 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve, including the recent contraction, could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Environmental liability and compliance obligations may affect our operations and results.

    -- Public health epidemics such as severe acute respiratory syndrome may disrupt operations in affected regions and affect operating results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.
    Investors: Technitrol's quarterly conference call will take place Monday, July 21, 2003 at 5:00 p.m. Eastern Time. The dial-in number is
(612) 332-0632. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 8:30 p.m. on July 21 and concluding at midnight, July 28, 2003. For telephone replay, dial
(320) 365-3844 and enter access code 690351.


CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

                            Quarter Ended           Six Months Ended
                          6/27/03     6/28/02     6/27/03     6/28/02
                         --------------------------------------------

Net sales                $125,706    $106,185    $248,250    $199,605
Cost of goods sold         92,888      81,519     185,011     155,687
                         --------    --------    --------    --------
Gross profit               32,818      24,666      63,239      43,918
Selling, general and
 administrative
 expenses                  24,558      22,372      48,292      45,851
Restructuring and
 unusual and
 infrequent items             505      43,098       4,398      45,756
                         --------    --------    --------    --------
Operating profit (loss)     7,755     (40,804)     10,549     (47,689)
Interest expense, net        (257)       (133)       (544)       (374)
Other expense, net           (445)       (542)       (485)       (958)
Equity method investment
 earnings                     233          --         505          --
                         --------    --------    --------    --------
Net earnings (loss)
 before taxes
 and cumulative effect
 of accounting change       7,286     (41,479)     10,025     (49,021)
Income taxes (benefit)      1,266     (12,434)      1,371     (14,815)
                         --------    --------    --------    --------
Net earnings (loss)
 before cumulative
 effect of accounting
 change                     6,020     (29,045)      8,654     (34,206)
Cumulative effect of
 accounting change, net
 of income tax benefit         --          --          --     (15,738)
                         --------    --------    --------    --------
Net earnings (loss)         6,020     (29,045)      8,654     (49,944)

Basic earnings (loss)
 per share before
 cumulative effect of
 accounting change           0.15       (0.75)       0.22       (0.95)
Cumulative effect of
 accounting change             --          --          --       (0.44)
                         --------    --------    --------    --------
Basic earnings (loss)
 per share                   0.15       (0.75)       0.22       (1.39)

Diluted earnings (loss)
 per share before
 cumulative effect of
 accounting change           0.15       (0.75)       0.22       (0.95)
Cumulative effect of
 accounting change             --          --          --       (0.44)
                         --------    --------    --------    --------
Diluted earnings (loss)
 per share                   0.15       (0.75)       0.22       (1.39)

Weighted average common
 and equivalent shares
 outstanding               40,160      38,984      40,147      36,332




BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

                             Quarter Ended         Six Months Ended
                          6/27/03     6/28/02     6/27/03     6/28/02
                         --------------------------------------------

Net sales
  Pulse                   $71,766     $53,888    $139,646     $98,999
  AMI Doduco               53,940      52,297     108,604     100,606
                         --------    --------    --------    --------
    Total net sales       125,706     106,185     248,250     199,605
Operating profit (loss)
  Pulse                     6,997     (39,427)     12,553     (45,796)
  AMI Doduco                  758      (1,377)     (2,004)     (1,893)
                         --------    --------    --------    --------
    Total operating
     profit (loss)          7,755     (40,804)     10,549     (47,689)


FINANCIAL POSITION
(in thousands, except
 per-share amounts)                               6/27/03    12/27/02
                                                 --------------------
                                                (unaudited)

Cash and equivalents                             $115,830    $205,075
Trade receivables, net                             91,866      65,185
Inventories                                        66,010      60,588
Other current assets                               18,182      13,878
Fixed assets                                       90,721      64,861
Other assets                                      186,473     138,119
                                                 --------    --------
  Total assets                                    569,082     547,706
Current portion of long-term debt                      83      10,667
Accounts payable                                   39,172      28,791
Accrued expenses                                   72,552      69,689
Long-term debt                                      6,203       5,681
Other long-term liabilities                        12,744      10,501
                                                 --------    --------
  Total liabilities                               130,754     125,329
Shareholders' equity                              438,328     422,377
Net worth per share                                 10.91       10.53
Shares outstanding                                 40,183      40,130




NON-GAAP MEASURES
(in thousands)
                                               Quarter Ended
                                        6/27/03     3/28/03   6/28/02
                                     ----------- ----------- ---------
                                     (unaudited) (unaudited)

Net earnings (loss)                      $6,020      $2,634  ($29,045)
Income taxes (benefit)                    1,266         105   (12,434)
Interest expense, net                       257         287       133
Other expense                               445          40       542
Depreciation and amortization             6,165       5,628     5,214
Equity method investment earnings          (233)       (272)      (--)
                                        -------     -------   -------
EBITDA                                   13,920       8,422   (35,590)
Restructuring and unusual and
 infrequent items                           505       3,893    43,098
                                        -------     -------   -------
EBITDA excluding restructuring and
 unusual and infrequent items            14,425      12,315     7,508


    EBITDA (net income plus income taxes, interest and other expense, depreciation and amortization, minus equity method investment earnings) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as an indicator of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.



    CONTACT: Technitrol, Inc., Philadelphia
             David Stakun, 215-355-2900